Exhibit 10.1

ELLIE MAE, INC.
FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT
OF SIGMUND ANDERMAN
This Fourth Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Sigmund Anderman (the “Executive”) and Ellie Mae, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below.
WHEREAS, the Company and the Executive entered into that certain Third Amended and Restated Employment Agreement dated as of March 27, 2012, as amended from time to time (the “Prior Employment Agreement”) which provides for the terms and conditions of the Executive’s employment with the Company;
WHEREAS, the Executive is currently employed by the Company as the Company’s Chief Executive Officer;
WHEREAS, the parties desire for Executive to transition to the position of Executive Chairman of the Board of Directors of the Company on the terms and conditions set forth herein; and
WHEREAS, the Company and the Executive wish to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the parties agree as follows:
1.Duties and Scope of Employment.
(a)     Positions and Duties. As of February 1, 2015, the Executive will serve as Executive Chairman of the Board of Directors of the Company. The Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).
(b)     Board Membership. The Executive will continue to serve as a member and Chairman of the Board.
(c)     Obligations. The Executive will perform his duties faithfully and to the best of his ability and will devote such business efforts and time to the Company as necessary to fulfill his duties hereunder. While employed by the Company, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.
2.Employment; Term. This Agreement shall terminate on December 31, 2019 (the “Termination Date”).
3.Compensation.
(a)     Base Salary. Effective as of January 1, 2015 (the “Base Salary Adjustment Date”), the Company will pay the Executive an annual base salary of $410,000 as compensation for his services (as adjusted pursuant to this Section 3, the “Base Salary”). On each of the first four anniversaries of the

Base Salary Adjustment Date, the Base Salary shall be reduced by $41,000, such that the Base Salary for 2016 shall be $368,000, for 2017 shall be $328,000, for 2018 shall be $287,000 and for 2019 shall be $247,000. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.
(b)     Bonus. The Executive will be entitled to participate in the annual bonus plan applicable to senior executive officers of the Company with a target bonus, assuming 100% achievement of the applicable performance goals, of 100% of Base Salary and performance determined solely based on corporate performance but otherwise on the same terms and conditions applicable to senior executive officers of the Company, including, without limitation, having the amount payable under the bonus increase or decrease based upon overachievement or underachievement, respectively, substantially consistent with the application of overachievement and underachievement under the senior executive bonus program for the applicable year. Any bonus payments will be made by the 15th day of the 3rd month following the end of the year to which such bonus payment relates.
(c)     Equity Awards. As set forth in Section 3(d), the Executive shall be entitled to the following equity awards: Upon execution of this Agreement, the Executive will be granted stock options having a grant value of $1,400,000 and restricted stock units that vest based upon performance having a grant value of $1,400,000, on the terms set forth Section 3(d). For each of 2016, 2017, 2018 and 2019, subject to continued employment through the date of grant, the Executive shall be granted additional stock options having a grant value of $400,000, $300,000, $200,000 and $160,000, respectively, and restricted stock units that vest based upon performance having a grant value of $400,000, $300,000, $200,000 and $160,000, respectively, on the terms set forth in Section 3(d).
(d)    Terms of Equity Awards. The timing of the grant and the terms of the equity awards granted pursuant to Section 3(c) shall, except as set forth in this Section 3(d), be no less favorable to Executive than those applicable to the senior executive officers of the Company; provided, however, each grant of restricted stock units shall vest based upon Company performance and continued service as an employee pursuant to this Agreement. For the purposes of the restricted stock unit grants, Company performance will be measured using performance goals that are substantially consistent with the corporate goals used for the Company’s senior executive bonus program in the year of grant (rather than individual goals) and the number of shares deliverable upon vesting of the restricted stock units shall increase or decrease based upon overachievement or underachievement, respectively, substantially consistent with the application of overachievement and underachievement under the senior executive bonus program for the applicable year. The grants made in accordance with Section 3(c) and (d) shall be subject to the terms and conditions of the plan pursuant to which they are made and shall otherwise have terms and conditions determined by the Board.
4.Employee Benefits. The Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.Life Insurance. The Company currently maintains, on behalf of the Executive, a supplemental term life insurance policy in the amount of $2,000,000. The Company will continue to provide such benefit while the Executive is employed by the Company. The Company will also provide the Executive with cash payments equal to the annual premiums of any life insurance policies maintained by the Company for the benefit of the Executive and his beneficiaries and dependents.

6.Expenses. The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Covered Termination. If Executive experiences a Covered Termination and executes and fails to revoke during the applicable revocation period a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (a “Release of Claims”) within sixty (60) days following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
(a)    Severance. Executive shall be entitled to receive an amount equal to the lesser of (i) thirty-six (36) months of Executive’s base salary and target bonus, in each case, at the rate in effect immediately prior to Executive’s termination of employment and (ii) the aggregate amount of base salary and target bonuses for which Executive would have been eligible during the period from the date of Executive’s termination of employment through the Termination Date had Executive continued employment through the Termination Date, such amount to be payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.
(b)    Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest of (i) the thirty-six (36) month anniversary of the date of Executive’s termination of employment, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (iii) the Termination Date. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(c)    Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto and, to the extent applicable, the exercisability of such equity award shall be extended to the end of the original term thereof (the “Equity Benefits”).
8.Death and Disability. If Executive dies or if Executive’s service with the Company is terminated due to Disability and Executive or, in the event of death, Executive’s estate executes and fails to revoke during the applicable revocation period a Release of Claims within sixty (60) days following such death or termination, then Executive shall be entitled to the Equity Benefits.
9.Expiration of the Term. Subject to Executive’s continued service hereunder through the Termination Date, if Executive executes and fails to revoke during the applicable revocation period a Release of Claims within sixty (60) days following the Termination Date, then Executive shall be entitled to the Equity Benefits.

10.Other Terminations. Except as provided in Section 9 hereof, if Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than by virtue of a Covered Termination, Executive’s death or Disability or termination of Executive’s employment for any reason on or following the Termination Date, then Executive shall not be entitled to any severance benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
11.Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” means (i) an act of dishonesty made by the Executive in connection with the Executive’s responsibilities as an employee, (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) the Executive’s gross misconduct or (iv) the Executive’s continued substantial violations of his employment duties after the Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties.
(b)Constructive Termination. “Constructive Termination” means Executive’s resignation from employment with the Company after the occurrence, without Executive’s written consent, of any of the following: (i) except as otherwise provided in Section 3(a), a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (ii) a material breach by the Company of this Agreement or any offer letter or employment agreement between Executive and the Company; (iii) the material relocation of Executive’s principal place of employment to a facility or a location more than 50 miles from the Executive’s then present principal place of employment; or (iv) a material reduction of the Executive’s duties, authority or responsibilities with respect to the business of the Company. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.
(c)Covered Termination. “Covered Termination” shall mean Executive’s Constructive Termination or the termination of Executive’s employment by the Company other than for Cause.
(d)Disability. “Disability” shall mean Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by Executive (or, in the event of Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six consecutive months from its commencement.
12.Confidential Information; Non-Solicitation.
(a)Confidential Information. Executive shall continue to be subject to the Employee Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).

(b)Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 12(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.
(c)Blue Pencil. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
(d)Conditional Nature of Severance Payments. The Executive agrees and acknowledges that the Executive’s right to receive the severance payments set forth in Sections 7, 8 and 9 (to the extent the Executive is otherwise entitled to such payments) shall be conditioned upon compliance with the restriction in this Section 12. In the event of any breach of this Section 12, the Company shall be entitled to recover from the Executive, and the Executive shall pay to the Company, the amount equal to the amount paid to the Executive pursuant to Section 7, 8 or 9.
13.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 13 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
14.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.
15.Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one day after being sent by a well established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Ellie Mae, Inc.
4155 Hopyard Road, Suite 200
Pleasanton, California 94588
If to the Executive:
Sigmund Anderman
at the last residential address known by the Company.
16.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
17.Arbitration.
(a)    General. In consideration of the Executive’s service to the Company, its promise to arbitrate all employment related disputes and the Executive’s receipt of the compensation, pay raises and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive’s service to the Company under this Agreement or otherwise or the termination of the Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.
(b)     Procedure. The Executive agrees that any arbitration will be administered by the American Arbitration Association (the “AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the

Resolution of Employment Disputes or California Code of Civil Procedure. The Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator will issue a written decision on the merits. The Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or the AAA except that the Executive will pay the first $200.00 of any filing fees associated with any arbitration the Executive initiates. The Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
(c)    Remedy. Except as provided by the Rules and Sections 17(d) and 17(e) hereof, arbitration will be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(d)     Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.
(e)     Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
(f)     Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.
18.Section 409A.
(a)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 7, 8 or 9 upon a termination of employment unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 18(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(b)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 18(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(c)    Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
19.Integration. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter in this Agreement and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties to this Agreement.
20.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
21.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
22.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
23.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
24.Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
26.Survival of Provisions. The provisions of Sections 7 through 25 shall survive the termination or expiration of this Agreement and shall be fully enforceable thereafter, provided, that the provisions hereof that provide for obligations conditional on a Covered Termination, death or Disability shall survive termination or expiration of this Agreement only to the extent that a Covered Termination, death or Disability occurs prior to termination or expiration of this Agreement.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the respective dates set forth below.

ELLIE MAE, INC.
By:	/s/ Jonathan Corr
Name:	Jonathan Corr
Title:	President and COO
Date:	January 5, 2015

EXECUTIVE
/s/ Sigmund Anderman
Sigmund Anderman
Date:	January 5, 2015

EXHIBIT A
FORM RELEASE OF CLAIMS AGREEMENT
This Release of Claims Agreement (this “Agreement”) is made and entered into by and between Ellie Mae, Inc. (the “Company”) and Sigmund Anderman (the “Executive”).
WHEREAS, the Executive was employed by the Company; and
WHEREAS, the Company (or the Company’s predecessor) and the Executive have entered into a Fourth Amended and Restated Employment Agreement effective as of December __, 2014 (the “Employment Agreement”).
NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the Company and the Executive (collectively referred to as the “Parties”) agree as follows:
1.Termination. The Executive’s employment with the Company terminated on __________, 20__.
2.Consideration. Subject to and in consideration of the Executive’s release of claims as provided in this Agreement, the Company has agreed to pay the Executive certain benefits and the Executive has agreed to provide certain benefits to the Company, both as set forth in the Employment Agreement.
3.Payment of Salary. The Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation and any and all other benefits due to the Executive.
4.Release of Claims. The Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Executive by the Company. The Executive, on his own behalf and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below) of this Agreement including, without limitation:
(a)    any and all claims relating to or arising from the Executive’s employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to, or arising from the Executive’s right to purchase, or actual purchase of shares of stock of the Company including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act and Labor Code Section 201, et seq. and Section 970, et seq. and all amendments to each such act as well as the regulations issued thereunder;
(e)    any and all claims for violation of the federal or any state constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)    any and all claims for attorneys’ fees and costs.
The Executive agrees that the release set forth in this Section 4 will be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims with respect to obligations incurred under this Agreement;
(ii)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(v)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(vi)Claims for indemnification under any indemnification agreement, direcotrs and officers liability insurance maintained by the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
5.Acknowledgment of Waiver of Claims under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. The Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least 21 days within which to consider this Agreement;

(c) he has seven days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement will not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Company by the close of business on the seventh day from the date that the Executive signs this Agreement.
6.Civil Code Section 1542. The Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. The Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to in this Agreement.
8.Confidentiality. The Executive agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (collectively referred to as “Release Information”). The Executive agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties and agrees that there will be no publicity, directly or indirectly, concerning any Release Information. The Executive agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Release Information.
9.No Cooperation. The Executive agrees he will not act in any manner that might damage the business of the Company. The Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
10.Costs. The Parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
11.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ELLIE MAE, INC.
By:
Title:
Date:

EXECUTIVE

Sigmund Anderman
Date: